Exhibit 10.1

December 13, 2018

Mr. Randy Riffle
Via email: randyriffle@hotmail.com

RE:            Offer of Employment

Dear Randy,

We are pleased to offer you the position of Executive Vice President | Chief Credit Officer.  In this position, you will be reporting directly to me. Your anticipated start date will be December 31, 2018. This letter outlines the conditions of your employment with First Financial Northwest Bank ("Bank" or "FFNWB").

This offer of employment is for a full-time, exempt position with First Financial Northwest Bank.  For the services performed, your compensation will include a semi-monthly salary of $10,416.67, subject to standard deductions and withholdings, payable in accordance with the Bank's customary payroll practices. This semi-monthly amount is equivalent to an annual salary of $250,000.00.  Subject to the Bank's Incentive Policy, you will also be eligible to participate in the Bank's Annual Executive Incentive Plan (Equity and Non-Equity Incentives) based on achievement of performance metrics as developed by Management's and the Board of Directors' mutual satisfaction.

You will be entitled to participate in any present or future employee benefit programs established by FFNWB for its employees and executives, subject to the terms and conditions of those benefit plans or policies. The Bank reserves the right to modify or terminate such benefit plans or programs at any time in its sole discretion, subject to the eligibility requirements and rules of each such plan or program.  Please see page 3 of this letter for specifics.

During your tenure, you will be privy to confidential information and expected to handle confidential matters with discretion.  Accordingly, this offer is subject to your execution of, and compliance with, the Bank's operating policies.  Please note that nothing in this or other agreements limit any employee's right to receive a whistleblower award for information provided to any government agency or entity. You shall not have criminal or civil liability for the disclosure of a trade secret that is made in confidence to a government agency or entity that is made solely to report a suspected issue, or made in a complaint or other document filed in a lawsuit or other proceeding if the document is filed under seal.

The status of your employment at the Bank will be that of an at-will employee which means that you or the Bank may terminate the employment relationship with our without cause, and with or without notice, at any time unless contracted otherwise in a document signed by the Bank's President or his or her authorized designee.

Randy Riffle

This offer is contingent upon (i) your providing evidence of your identity and U.S. employment eligibility as required by federal law to FFNWB within the first three days after employment commences, (ii) FFNWB receiving acceptable results from standard background and reference checks, (iii) your agreement to disclose to FFNWB any contracts or restrictive covenants you may have with a current or past employer and (iv) not bring your former employers' confidential or trade secret information to FFNWB, or use of this information while working for FFNWB.  We ask that you honor all obligations of trust and confidentiality to your former employers.

First Financial Northwest Bank is an equal opportunity employer and does not discriminate in employment opportunities or practices on the basis of race, color, religion, creed, gender, age, national or ethnic origin, disability, sexual orientation, marital status, veteran or military status, or any other basis prohibited by applicable federal, state or local law.

This offer is valid for five days from the date of this letter.

We are excited about you joining the Bank and look forward to your acceptance of our offer.

Sincerely,

FIRST FINANCIAL NORTHWEST BANK

/s/Joseph W. Kiley III

Joseph W. Kiley III
President, CEO & Director

I confirm my acceptance of the offer of employment with the Bank subject to the terms and conditions set forth above.

/s/Randy Riffle	December 14, 2018
Randy Riffle	Date

Randy Riffle

Summary of Executive Benefits (subject to start date of December 31, 2018)

Health and Welfare Plans – Eligible for all Plans effective February 1, 2019
•	Medical Insurance – UnitedHealth Care (executive/Company cost-sharing)
•	Dental Insurance – Delta Dental (executive/Company cost-sharing)
•	Vision Insurance – VSP (executive/Company cost-sharing)
•	Basic Life Insurance ($300,000) – Lincoln Financial (100% Company paid)
•	Basic AD&D Insurance ($300,000) – Lincoln Financial (100% Company paid)
•	Voluntary Life Insurance – Lincoln Financial (100% executive paid)
•	Short Term Disability – Lincoln Financial (100% Company paid)
•	Long Term Disability – Lincoln Financial (100% Company paid)

Stock Options
You will be granted fifty thousand (50,000) options to acquire shares of First Financial Northwest, Inc. ("Company") common stock ("Options") by the Compensation and Awards Committee in January 2019.  These options shall be granted under, and subject to the terms and conditions of, the First Financial Northwest, Inc. 2016 Equity Incentive Plan.  In addition, you will be granted an additional fifty thousand (50,000) options by the Compensation and Awards Committee on their first meeting following your one-year employment anniversary, provided you are still employed with us on that date. All options will be subject to a 5-year vesting schedule (20% per year) commencing on the date of each grant.

Signing Bonus
You will be paid a Signing Bonus equal to 10% of base pay ($25,000) payable in the January 15, 2019 payroll, net of applicable withholdings.  In the event you voluntarily leave employment prior to June 15, 2019, Signing Bonus is subject to repayment in full.

Involuntary Termination and Change in Control
In the event of an involuntary termination (including a voluntary termination for good reason) other than a termination for cause and change in control (subject to specific agreements attached hereto), you will receive: (a) involuntary termination payments equal to one years' then base salary (payable over a one-year period commencing upon your termination of employment); (b) the prorated portion of any incentive or bonus amounts (payable over the one-year period described in (a)); and (c) for the one-year period described in (a) Company-paid medical, dental, vision and disability insurance that would have been provided to you had you remained employed.

Upon an involuntary termination (including a voluntary termination for good reason) other than a termination for cause, during the 12-month period following a change in control, you will receive:  (a) involuntary termination payments equal to one years' then base salary (payable over a one-year period commencing upon your termination of employment); (b) the prorated portion of any incentive or bonus amounts (payable over the one-year period described in the previous paragraph); and (c) for the one-year period described in the previous paragraph, Company-paid medical, dental, vision and disability insurance that would have been provided to you had you remained employed.  In addition, you will be paid a lump sum in cash equal to .99 times your then base salary (determined as of the date of termination, and disregarding any incentive or

Randy Riffle

other extraordinary compensation).  This lump sum will be paid within 25 days after the later of the date of such change in control or the date of termination.

For the avoidance of doubt, with respect to the above-referenced payments, the phrase "termination for cause" under this offer letter has the same meaning as the definition of "Termination for Cause" in the Change in Control Severance Agreement and the Involuntary Termination Agreement that the Company will enter into with you in order to provide you with said payments.

The involuntary termination and change in control payments will be subject to customary regulatory, tax and legal limitations and conditions.

Car Allowance
You will receive a car allowance of $500 per month which is intended to cover your out-of-pocket automobile maintenance and gasoline expense as well as auto lease or purchase costs.

Retirement Plans
•	401(K) Plan – subject to Plan requirements. A copy of the 401(K) Plan Summary Plan Description can be provided for your review.
•	ESOP (Employee Stock Ownership Plan) – subject to Plan requirements. A copy of the ESOP Summary Plan Description can be provided for your review.

Time Off Benefits
•	PTO (Paid time off) – you will accrue 8.67 hours per pay period and may accumulate up to one and a half times the annual accrual rate (312.12 hours)
•	Paid Holidays – 10 per year – immediate eligibility
•	Jury Duty – up to 2 weeks per year – immediate eligibility
•	Bereavement Time – up to 3 days per event – immediate eligibility

Parking
Free parking in reserved parking space in Bank's parking garage

Cell Phone Allowance
$100 monthly reimbursement for your use of own cell phone for business purposes